UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 6, 2006 (August 30, 2006)

Date of report (Date of earliest event reported):

GEVITY HR, INC.

(Exact name of registrant as specified in charter)

Florida	0-22701	65-0735612
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9000 Town Center Parkway

Bradenton, Florida 34202

(Address of principal executive offices / Zip Code)

(941) 741-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[	] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 30, 2006, Gevity HR, Inc. (as the borrower) and its subsidiaries (as the guarantors), (“the Company”), entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with Bank of America, N.A., as administrative agent (“BOA”) and other lenders a party thereto. The Amended Credit Agreement amends and restates the Credit Agreement dated as of March 26, 2004, as amended or modified from time to time prior to the date hereof, between the Company and BOA.

The Amended Credit Agreement provides for a revolving credit facility in an amount not to exceed $50 million and has a term of 5 years. At the Company’s request, the amount of the revolving credit facility may be increased to a maximum of $75 million, subject to commitments from existing or new lenders. Loan advances bear an interest rate equal to an Applicable Rate (which ranges from 1.25% to 1.75% for Eurodollar Rate Loans, and from 0.00% to 0.25% for Prime Rate Loans, depending upon our Consolidated Leverage Ratio) plus one of the following indexes: (i) Eurodollar Rate or (ii) the Prime Rate. Up to $10 million of the loan commitment can be made through letters of credit issued by BOA. With respect to outstanding letters of credit, a fee determined by reference to the Applicable Rate plus a fronting fee of 0.125% per annum will be charged on the aggregate stated amount of each outstanding letter of credit. A fee ranging from 0.20% to 0.30% (based upon our Consolidated Leverage Ratio) is charged on any unused portion of the loan commitment.

The Amended Credit Agreement includes certain financial covenants and affirmative and negative covenants, including the maintenance of minimum Consolidated Net Worth, a minimum Consolidated Fixed Charge Coverage Ratio of 1.5:1.0 and a maximum Consolidated Leverage Ratio of 2.0:1.0. The covenants in the Amended Credit Agreement also restrict, among other things, the Company’s ability to incur liens, make certain investments, incur additional indebtedness, engage in certain fundamental corporate transactions, dispose of property or make certain restricted payments.

Pursuant to the terms of the Amended Credit Agreement, the obligations of the Company may be accelerated upon the occurrence and continuation of an Event of Default. Such events include the following: (i) the failure to make principal, interest or fee payments when due (beyond applicable grace periods); (ii) the failure to observe and perform certain covenants contained in the Amended Credit Agreement; (iii) any representation or warranty made by the Company in the Amended Credit Agreement or related documents proves to be incorrect or misleading in any material respect when made or deemed made; and (iv) other customary events of default.

Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Amended Credit Agreement.

The foregoing description of the Amended Credit Agreement is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

                The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits.

Exhibit

Number	Description
10.1

Amended and Restated Credit Agreement dated August 30, 2006 among Gevity HR, Inc., as the Borrower, the Subsidiaries of the Borrower, as the Guarantors, Bank of America, N.A., as Administrative Agent and Other Lenders Party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEVITY HR, INC.

(Registrant)

Dated: September 6, 2006	By: /s/ Peter C. Grabowski_________
Peter C. Grabowski
Chief Financial Officer

EXHIBIT INDEX

Exhibit

Number	Description
10.1

Amended and Restated Credit Agreement dated August 30, 2006 among Gevity HR, Inc., as the Borrower, the Subsidiaries of the Borrower, as the Guarantors, Bank of America, N.A., as Administrative Agent and Other Lenders Party thereto.